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                                                                EXHIBIT (d)(22)

                    AMERICAN GENERAL LIFE INSURANCE COMPANY

                        ACCIDENTAL DEATH BENEFIT RIDER

PROVIDES AN ACCIDENTAL DEATH BENEFIT FOR THE COVERED INSURED'S ACCIDENTAL DEATH

Capitalized terms not defined in this Rider will have the same meaning given in the Policy.

COVERED INSURED. Covered Insured means each person who has coverage under this Rider as shown on the Rider Schedule.

ACCIDENTAL DEATH BENEFIT. We agree to pay the Accidental Death Benefit after We receive a proper written claim and due proof of the Covered Insured's Accidental Death. Any Accidental Death Benefit payable under this Rider will be paid to the Covered Insured's beneficiary as stated in the application or in an endorsement attached to the Policy. The Accidental Death Benefit for a Covered Insured is equal to the Amount shown for such Covered Insured on the Rider Schedule.

ACCIDENTAL DEATH means death that:

     (a) resulted directly from accidental bodily injury, independent of disease or bodily or mental illness or infirmity or any other cause, sustained while the Covered Insured's coverage under this Rider was in force; and

     (b) occurred within 180 days after the initial date of such injury.

EXCLUSIONS. We will not pay any Accidental Death Benefit if the Covered Insured's death is directly caused by accidental bodily injury incurred by the Covered Insured in an accident or if the Covered Insured's death is caused or contributed to by the Covered Insured's:

     (a) attempt at suicide, or intentional self-inflicted injury, while sane or insane; or

     (b) commission of or attempt to commit an assault or felony; or

     (c) engaging in an illegal occupation; or

     (d) active participation in a riot, insurrection or terrorist activity; or

     (e) operating any type of land, water or air vehicle while having a blood alcohol content at or above the level made illegal by statute for the operation of such a vehicle; or

     (f) disease or mental infirmity, or medical or surgical treatment thereof;
         or

     (g) ingestion or other self-administration or taking of any drug, unless taken as prescribed or administered by a licensed physician and taken in accordance with the physician's instructions; or

     (h) flight in or descent from or with any aircraft in which the Covered Insured was the pilot or a crew member, was giving or receiving training or instruction or had any duties.

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COST OF INSURANCE. The Monthly Cost of Insurance or premium for each Covered
Insured's coverage under this Rider is shown on the Rider Schedule. If the Policy is a flexible premium adjustable life insurance plan, the Monthly Cost of Insurance for a Covered Insured will be included in the Monthly Deduction while such Covered Insured's coverage under this Rider is in force.

EFFECTIVE DATE. The Effective Date of this Rider is the Rider Date of Issue shown on the Rider Schedule.

AGE INCORRECTLY STATED. If a Covered Insured's Age has been incorrectly stated in the application, We will adjust the Accidental Death Benefit. The adjusted Accidental Death Benefit will be the amount that would have been purchased by the most recent Monthly Cost of Insurance or premium at the Covered Insured's correct Attained Age.

Age means the Covered Insured's Age on the Covered Insured's nearest birthday as of the Effective Date of his or her coverage under this Rider. Attained Age means the Covered Insured's Age plus the number of full years from the Effective Date of his or her coverage under this Rider.

REINSTATEMENT. At any time within five years after the end of the Grace Period and before the Termination Date shown for this Rider on the Rider Schedule, We will reinstate this Rider by written request if the conditions below are met. To reinstate this Rider You must:

     (a) reinstate the Policy at the same time;

     (b) present evidence of insurability for the Covered Insured satisfactory to Us; and

     (c) pay enough premium to keep this Rider in force for two months.

The reinstated Rider will be in force from the same date that the Policy is reinstated.

TERMINATION. A Covered Insured's coverage under this Rider will terminate upon the earliest of the following:

     (a) the Termination Date for such Covered Insured's coverage under this Rider as shown on the Rider Schedule; or

     (b) the monthly Deduction Day or premium due date next following Our receipt of a written request from You to terminate such Covered Insured's coverage; or

     (c) the Termination Date of the Policy; or

     (d) the date the Policy lapses; or

     (e) if applicable, the date the Policy is continued as paid-up whole life insurance.

If applicable, any Monthly Cost of Insurance deducted after the end of coverage will be credited to the Accumulation Value of the Policy.

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GENERAL. This Rider is a part of the Policy to which it is attached. Its benefits are subject to all the terms of this Rider and the Policy. This Rider has no Cash or Loan Value.

                                                           [SIGNATURE]

                                                            President

(C) American International Group, Inc. All Rights Reserved.

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                                RIDER SCHEDULE

 Rider Date of Issue:                   [September 1, 2018]

 Covered Insured:                       [John Doe]

 Amount:                                [$50,000]

 Termination Date:                      [September 1, 2053]

 [Annual Premium:                       [$48.00]]

 [Monthly Cost of Insurance:            [$4.00]]

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